Exhibit 10.G

MENTOR GRAPHICS CORPORATION

EXECUTIVE VARIABLE INCENTIVE PLAN

1. PURPOSES. This Plan is intended to enable the Company to attract, retain, motivate and reward qualified executive officers by providing them with the opportunity to earn competitive variable incentive compensation directly linked to achievement of Company business objectives. This Plan is also intended to qualify eligible portions of the compensation paid under the Plan as “performance-based compensation” within the meaning of Section 162(m), so as to exempt such eligible compensation from the deduction limits imposed by Section 162(m) and to make such eligible compensation deductible by the Company for Federal income tax purposes.

2. DEFINITIONS. The following words as used in this Plan have the meanings ascribed to each below:

(a) “162(m) Performance Goals” means one or more targeted levels of performance for a fiscal year with respect to one or more of the following objective measures with respect to the Company or any Business Unit: revenues, bookings, gross margins, operating expenses, operating income, income before income taxes, earnings before interest, taxes, depreciation and amortization (EBITDA), net income, earnings per share, stock price increase, asset turnover, reduction in leverage, days sales outstanding, total shareholder return (stock price increase plus dividends), return on equity, return on assets, return on investment, and cash flows, or any of the foregoing before the effect of acquisitions, divestitures, accounting changes, SFAS 123(R) expenses, restructuring charges, and special charges (determined according to criteria pre-established by the Committee). The portion of any cash bonus paid under the Plan based on achievement of 162(m) Performance Goals is intended to constitute “performance-based compensation” within the meaning of Section 162(m).

(b) “Award” means an annual cash incentive award granted in accordance with Section 4 of the Plan.

(c) “Board” means the Board of Directors of the Company.

(d) “Business Unit” means any subsidiary, division, line of business, product line or other unit of the Company.

(e) “Committee” means the Compensation Committee of the Board, which shall be comprised solely of two or more “outside directors” as defined in regulations promulgated under Section 162(m).

(f) “Company” means Mentor Graphics Corporation.

(g) “Other Performance Goals” means one or more targeted levels of performance for a fiscal year addressing aspects of a Participant’s individual job performance or the performance of the Company or of any Business Unit for which the Participant is responsible or to which the Participant contributes, as determined and established by the Committee in its discretion. Other Performance Goals may be either objectively or subjectively determinable. The portion of any cash bonus paid under the Plan based on achievement of Other Performance Goals will not constitute “performance-based compensation” within the meaning of Section 162(m).

(h) “Participant” means the Chief Executive Officer and the President of the Company and such other executive officers of the Company as may be designated in writing by the Committee at the time of the establishment of 162(m) Performance Goals or Other Performance Goals for any fiscal year.

(i) “Plan” means the Executive Variable Incentive Plan, as set forth herein and as may be amended from time to time.

(j) “Section 162(m)” means Section 162(m) of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder.

3. ADMINISTRATION. The Committee will administer and interpret the Plan. In accordance with Section 4 of the Plan, the Committee will establish target bonuses and performance goals for the applicable year. In accordance with Section 5 of the Plan, the Committee will certify whether such performance goals have been met and determine the amount of bonuses to be paid. The Committee’s determinations under the Plan will be final and conclusive.

4. TARGET BONUSES AND PERFORMANCE GOALS. To make an Award to any Participant for any fiscal year under the Plan, the Committee shall establish in writing (i) a target cash bonus amount for the Participant for performance in that fiscal year, (ii) the maximum cash bonus amount for the Participant for the year, (iii) the portion of the target bonus that will be payable based on 162(m) Performance Goals for the fiscal year and the portion of the target bonus that shall be payable based on Other Performance Goals for the fiscal year, (iv) the 162(m) Performance Goals and/or the Other Performance Goals for the fiscal year, (v) the methodology for determining the bonus amounts to be paid based on the level of achievement of the 162(m) Performance Goals and/or the Other Performance Goals for the fiscal year, and (vi) the timing of payment and any other conditions to payment under the Award. The 162(m) Performance Goals for any fiscal year shall be established no later than the 90th day of that fiscal year. The Committee may, in its sole discretion, reserve the right to reduce the resulting cash bonus under any Award prior to payment on such terms as determined by the Committee. The terms of Awards shall be promptly communicated to Participants.

5. COMPUTATION AND CERTIFICATION OF BONUS. Following the conclusion of any fiscal year, prior to the payment of any cash bonuses under the Plan with respect to that year, the Committee shall certify in writing the levels of attainment of the 162(m) Performance Goals and the Other Performance Goals for the year, and the calculation of the total bonus amount for each Participant. No bonus shall be paid if the related performance goal is not met.

6. DISCRETIONARY BONUS. In addition to bonuses payable based on 162(m) Performance Goals and Other Performance Goals, the Committee may, in its discretion, at any time determine to pay a bonus to a Participant with respect to performance in any fiscal year. Such discretionary bonuses will not constitute “performance-based compensation” within the meaning of Section 162(m). The Committee shall not promise to pay any amount as a discretionary bonus as a substitute for amounts not earned under a 162(m) Performance Goal.

7. MAXIMUM BONUS. The maximum cash bonus that may be paid or accrued for any Participant with respect to performance in any fiscal year shall be $5 million.

8. GENERAL PROVISIONS.

(a) Effective Date. This Plan has been adopted by the Board and is effective beginning with Awards made to Participants for performance in the Company’s fiscal year ending January 31, 2009. The Plan is subject to approval of the Company’s shareholders and shall be submitted for such approval at the 2007 Annual Meeting of Shareholders.

(b) Termination; Amendment. The Board may at any time amend or terminate the Plan, except that no amendment will be effective without approval by the Company’s shareholders if such approval is necessary to qualify amounts payable hereunder as “performance-based compensation” under Section 162(m). Unless it is re-approved by the shareholders, the Plan shall terminate on the date of the first shareholder meeting that occurs in the fifth year after the year of initial shareholder approval. No termination of the Plan shall affect performance goals and related Awards established by the Committee prior to such termination.

(c) No Employment Rights. Nothing in this Plan will be construed as conferring upon any Participant any right to continue in the employment of the Company or any of its subsidiaries. Except as otherwise determined by the Committee, if a Participant’s employment terminates for any reason before the payout date for an Award, the Participant will not be entitled to any payout under that Award.

(d) Withholding. Any Award payable to a Participant or a beneficiary under this Plan will be subject to any applicable Federal, state and local income and employment taxes and any other amounts that the Company or a subsidiary is required by law to deduct and withhold from such Award.

(e) Governing Law. The Plan will be construed in accordance with and governed by the laws of the State of Oregon, without reference to the principles of conflict of laws.